Alight Reports Fourth Quarter and Full Year 2021 Results

– Achieved 6.9% full year revenue growth beating initial 1% outlook –

– Full year BPaaS bookings grew 52.4% to $602 million well ahead of original target of $395 million –

– Delivered strong full-year BPaaS revenue growth of 16.8% –

– Providing 2022 revenue outlook of $3.09 to $3.12 billion (growth of 6% to 7%) and EBITDA outlook of $650 to $662 million, ahead of initial 2022 guidance of $640 million; on track to 2023 revenue growth target of 10% –

LINCOLNSHIRE, IL – February 23, 2022 – Alight (NYSE: ALIT), a leading cloud-based provider of integrated digital human capital and business solutions, today reported results for the fourth quarter and full year ended December 31, 2021.

“In January 2021, we outlined a three-year plan to fundamentally change the siloed approach to benefits and human capital management, by bringing together all aspects of employee health, wealth, wellbeing and payroll into one, seamless, integrated technology experience. The Alight Worklife platform which enables our business process as a service (BPaaS) model is an enterprise-wide employee engagement platform that brings together content, AI and analytics to help keep employees financially secure and healthy,” said Chief Executive Officer Stephan Scholl. “Our results demonstrate the traction we achieved in 2021. BPaaS revenue and bookings ended the year well ahead of original goals as we concurrently grew our Employer Solutions business and improved gross margins. This positive momentum allows us to raise our 2022 guidance from our initial estimates that we outlined when we went public.”

Fourth Quarter 2021 and Subsequent Highlights (all comparisons are relative to fourth quarter 2020)

•
Increased revenue 20.0% to $864 million and adjusted EBITDA 28.4% to $190 million
•
Improved net (loss) income to $72 million from $(18) million in the prior year period
•
Business Process as a Service (BPaaS) revenue grew 14.0% to $106 million, representing 12.3% of total revenue
•
BPaaS bookings on a total contract value basis increased 131% to $143 million
•
Ended 2021 with over 80% of projected 2022 revenue under contract ahead of historical levels of 75%
•
New wins and expanded relationships with companies include Ingka Group, the largest IKEA retailer; Mercado Libre; Prym; CM.com; Kalera; and Walgreens
•
Completed acquisitions of the Retiree Health Exchange business and ConsumerMedical
•
Completed a largely cashless redemption of 60 million warrants for approximately 15.3 million shares of Class A common stock
•
Subsequent to quarter-end, refinanced $2.5 billion in term loans reducing the Term SOFR borrowing margin by 25 basis points, achieved a maturity extension and effected a pricing benchmark conversion

Full Year 2021 Highlights (all comparisons are relative to full year 2020)

•
Grew full year revenue 6.9% to $2,915 million and adjusted EBITDA 10.1% to $621 million well ahead of the initial 1% revenue growth and $600 million adjusted EBITDA outlook
•
Reduced net (loss) income by 29.1% to $(73) million from $(103) million in the prior year

•
BPaaS full year revenue growth of 16.8% to $390 million, representing 13.4% of total revenue, ahead of our initial 12% 2021 outlook
•
BPaaS full year bookings on a total contract value basis increased 128% to $602 million well ahead of original January full-year forecast of $395 million
•
Made significant investments in our go-to market workforce and technology which includes the release of 11 new products, most prominently our Alight Worklife platform
•
Gross profit growth for the full year of 15.9% to $967 million, with gross profit margin improving 260 basis points to 33.2% and operating income of $167 million
•
9.4% increase in full year Employer Solutions revenue to $2,503 million and Employer Solutions gross margin expansion of 350 basis points to 35.2%
•
On July 2, 2021, Foley Trasimene Acquisition Corp. (FTAC) completed the Business Combination with Alight Holding Company, LLC

Fourth Quarter Results

We prepared our discussion of the results of operations by comparing the results of the combined Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021 to the Predecessor year ended December 31, 2020 to provide enhanced comparability to the reader about the current year's results. We believe this approach provides a more meaningful comparison for the reader.

Consolidated Results

For the fourth quarter, total revenue for the Successor three months ended December 31, 2021, increased 20.0% to $864 million, as compared to $720 million for the Predecessor prior year period driven by 24.6% growth in Employer Solutions revenue due to acquisition and net commercial activity partially offset by a 3.1% decrease in Professional Services revenue and previously anticipated 21.4% decline in the legacy Hosted Business segment.

Gross profit for the Successor three months ended December 31, 2021, increased 45.5% to $294 million or 34.0% of revenue, from $202 million, for the Predecessor prior year period, or 28.1% of revenue. The increase in gross profit was primarily driven by revenue growth as noted above, partially offset by increases in costs associated with the growth in current and future revenues.

Selling, general and administrative expenses for the Successor three months ended December 31, 2021 increased by $72 million to $169 million as compared to $97 million for the Predecessor prior year period. The increase was primarily due to a full quarter of non-cash share-based compensation from grants awarded at the end of September 2021 and higher expense associated with two completed acquisitions.

Interest expense for the Successor three months ended December 31, 2021 improved to $29 million as compared to $62 million for the Predecessor prior year period. The change was primarily a result of a total debt reduction of $1.2 billion in conjunction with the Business Combination (as defined below) completed during the third quarter of 2021.

Profit before income tax expense for the Successor three months ended December 31, 2021 was $97 million compared to a loss before income tax benefit of $21 million for the Predecessor prior year period.

Fourth Quarter 2021 Segment Results

Employer Solutions

Employer Solutions is driven by Alight’s digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll.

Employer Solutions total revenues for the Successor three months ended December 31, 2021 were $760 million, as compared to $610 million for the Predecessor prior year period, up 24.6% or $150 million primarily due to the acquisition of the retiree health exchange, which is predominately a fourth quarter business and positive net commercial activity. Recurring revenue increased 29.2% to $691 million, while project revenue declined 8.0% to $69 million driven by softer demand for one-time services.

Employer Solutions gross profit for the Successor three months ended December 31, 2021 was $274 million, as compared to $175 million for the Predecessor prior year period, up 56.6% driven by the revenue growth as discussed above and lower expenses related to productivity initiatives, including the impact of lower restructuring and integration related costs partially offset by increases in costs associated with growth of current and future revenues.

Employer Solutions Adjusted EBITDA for the Successor three months ended December 31, 2021 was $193 million, as compared to $144 million for the Predecessor prior year period, up 34.0% or $49 million primarily due to revenue growth as discussed above.

Professional Services

Professional Services total revenues for the Successor three months ended December 31, 2021 were $93 million, as compared to $96 million for the Predecessor prior year period, down 3.1% or $3 million due to a decrease in project revenue of $6 million partially offset by an increase in recurring revenue of $3 million. Project revenue has been impacted by weaker client demand for one-time implementation work due to COVID-19 related cost-cutting, while recurring revenue has benefited from ongoing client demand to optimize existing systems.

Professional Services gross profit for the Successor three months ended December 31, 2021 was $20 million as compared to $29 million for the Predecessor prior year period. The decrease of $9 million, or 31.0%, was primarily due to lower revenue and the Company's continued investment in retaining a specialized workforce.

Professional Services Adjusted EBITDA for the Successor three months ended December 31, 2021 was a loss of ($3) million as compared to $8 million for the Predecessor prior year period. The decrease of $11 million was primarily due to lower revenue and investments in key resources and workforce.

Hosted Business

Hosted Business revenues for the Successor three months ended December 31, 2021 were $11 million as compared to $14 million for the Predecessor prior year period. The decrease of $3 million was due to expected transitions from our Hosted Business to cloud-based services.

Hosted Business Gross Profit (Loss) for the Successor three months ended December 31, 2021 was an immaterial amount as compared to a loss of ($2) million for the Predecessor prior year period.

Hosted Business Adjusted EBITDA for the Successor three months ended December 31, 2021 was an immaterial amount compared to a loss of ($4) million for the Predecessor prior year period. The increase of $4 million was driven by a decrease in costs in the period which outpaced a decrease in revenue during the period.

Full Year 2021 Results

Consolidated Results

Revenues were $1,554 million for the Successor six months ended December 31, 2021, $1,361 million for the Predecessor six months ended June 30, 2021 and $2,728 million for the Predecessor year ended December 31, 2020. Revenues, for the combined year ended December 31, 2021, increased 6.9% to $2,915 million underpinned by 9.4% growth in Employer Solutions revenue due to the two completed acquisitions and net commercial activity partially offset by flat Professional services revenue and a previously anticipated reduction in the legacy Hosted Business segment.

Gross profit grew 15.9% to $967 million or 33.2% of revenue for the Successor six months ended December 31, 2021, from $834 million, or 30.6% of revenue for the Predecessor prior year period. The increase was primarily driven by revenue growth, partially offset by higher costs associated with the growth in current and future revenues including investments in key resources and recent acquisitions. This was partially offset by lower expenses related to productivity initiatives, including lower restructuring related costs and $21 million of lower costs in the Hosted Business as clients transition to cloud-based services.

Selling, general and administrative expenses were $304 million for the Successor six months ended December 31, 2021, $222 million for the Predecessor six months ended June 30, 2021 and $461 million for the Predecessor year ended December 31, 2020. Selling, general and administrative expenses, for the combined year ended December 31, 2021, increased by $65 million, or 14.1%, to $526 million primarily due to a rise in compensation expenses related to non-cash stock awards issued in the third quarter of 2021 and non-recurring professional expenses related to costs incurred in relation to the Business Combination completed in the third quarter of 2021, partially offset by lower restructuring expenses related to productivity initiatives.

Interest expenses were $57 million for the Successor six months ended December 31, 2021, $123 million for the Predecessor six months ended June 30, 2021 and $234 million for the Predecessor year ended December 31, 2020. Interest expenses, for the combined year ended December 31, 2021, improved to $180 million as compared to $234 million for the Predecessor prior year period. The $54 million, or 23.0%, reduction was primarily due to the redemption of Unsecured Senior Notes and partial paydown of the Term Loan in conjunction with the Business Combination completed during the third quarter of 2021, partially offset by incremental interest associated with the term loan issued in the third quarter of 2021.

Loss before income tax expense (benefit) was $23 million for the Successor six months ended December 31, 2021, $30 million for the Predecessor six months ended June 30, 2021 and $94 million for the Predecessor year ended December 31, 2020. Loss before income tax expense (benefit) was $53 million for the combined year ended December 31, 2021, a decrease of $41 million compared to $94 million for the Predecessor year ended December 31, 2020, due to the drivers identified above and the fair value remeasurement associated with certain liabilities.

Balance Sheet Highlights and Subsequent Events

As of December 31, 2021, the Company’s cash and cash equivalents balance was $372 million, total debt was $2,868 million and total debt net of cash and cash equivalents was $2,496 million. During the quarter, the Company announced the redemption of all of the Company’s 45 million public warrants and 15 million Class C units. In connection with the redemption, the vast majority of holders elected to exercise on a cashless basis. This resulted in the issuance of approximately 15.3 million shares of the Company’s Class A common stock. This transaction further simplified the Company’s capital structure and reduced potential future dilution.

In January 2022, the Company updated the Benchmark reference rate on $2.5 billion of term loans to Term SOFR from LIBOR. It also extended the maturity date and reduced the Term SOFR borrowing margin by 25 basis points on $2.0 billion of those term loans.

Business Outlook

Given the strong results in 2021 and recent momentum, the Company is introducing its full-year 2022 outlook:

•
Revenue of $3.09 to $3.12 billion (growth of 6% to 7%) on a higher 2021 revenue base than the Company’s original guidance. Current full year 2022 outlook exceeds original outlook of $2.95 billion.
•
Adjusted EBITDA in the range of $650 million to $662 million. This compares to the Company’s original guidance of $640 million for 2022.
•
Adjusted diluted EPS of $0.54 to $0.60, a new metric.
•
BPaaS total contract value bookings of $680 to $700 million driven by strong client reception to-date.

Earnings Conference Call and Webcast Information

A conference call to discuss the Company’s fourth-quarter 2021 financial results is scheduled for today, February 23, 2022 at 7:00 a.m. Central Time (8:00 a.m. Eastern Time). Interested parties can listen to the conference call by dialing 1-877-407-0792 or 1-201-689-8263, or by accessing the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.

About Alight Solutions

With an unwavering belief that a company’s success starts with its people, Alight Solutions is a leading cloud-based provider of integrated digital human capital and business solutions. Leveraging proprietary AI and data analytics, Alight optimizes business process as a service (BPaaS) to deliver superior outcomes for employees and employers across a comprehensive portfolio of services. Alight allows employees to enrich their health, wealth and work while enabling global organizations to achieve a high-performance culture. Alight’s 15,000 dedicated colleagues serve more than 30 million employees and family members. Learn how Alight helps organizations of all sizes, including over 70% of the Fortune 100.

For more information, please visit www.alight.com.

Contacts

Investors:

Alight Investor Relations

investor.relations@alight.com

Media:

MacKenzie Lucas

mackenzie.lucas@alight.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the impact of and recovery from the COVID-19 pandemic, the expected benefits of recent acquisitions, expectations regarding Alight’s business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the “Business Outlook” section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to the level of business activity of our clients, risks related to the impact of the COVID-19 pandemic, including as a result of new strains or variants of the virus, competition in our industry, the performance of our information technology systems and networks, our ability to maintain the security and privacy of confidential and proprietary information and changes in regulation. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled "Risk Factors" of Alight’s prospectus filed with the Securities and Exchange Commission (the "SEC") on August 24, 2021 pursuant to Rule 424(b)(3) under the Securities Act, as such factors may be updated from time to time in Alight’s filings with the SEC including in Alight’s forthcoming Annual Report on Form 10-K, which are, or will upon filing be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Financial Statement Presentation

This press release includes certain historical consolidated financial and other data for Alight Holding Company, LLC (formerly known as Tempo Holding Company, LLC) (“Alight Holdings”) and its subsidiaries. In connection with the completion of our business combination transaction with FTAC on July 2, 2021 (the “Business Combination”), we undertook certain reorganization transactions so that substantially all of our assets and business are held by Alight Holdings, of which Alight, Inc. is the managing member.

As a result of the Business Combination, for accounting purposes, the Company is the acquirer and Alight Holdings is the acquiree and accounting predecessor. While the Closing Date was July 2, 2021, we have determined that as the impact of one day would be immaterial to the results of operations, we will utilize July

1, 2021 as the date of the Business Combination for accounting purposes. As a result of the Business Combination, the tables in this press release present selected financial data for the successor for the three months ended September 30, 2021, and the predecessor for the six months ended June 30, 2021 and three and nine months ended September 30, 2020.

Non-GAAP Financial Measures

We prepared our discussion of the results of operations by comparing the results of the combined Successor six months ended December 31, 2021 and Predecessor six months ended June 30, 2021 to the Predecessor year ended December 31, 2020. This presentation is not considered to be prepared in accordance with GAAP and has not been prepared as pro forma results under applicable regulations. We believe the combined results provide a more meaningful basis of comparison and is useful in identifying current business trends for the periods presented.

Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods. Both Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures are non-GAAP measures that are used by management and stakeholders to evaluate our core operating performance.

Adjusted Net Income, which is defined as net loss attributable to Alight, Inc. adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share.

Adjusted Diluted Earnings per Share is defined as Adjusted Net Income divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings per Share is used to by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.

Reconciliations of the historical non-GAAP financial measures used in this press release are included in the attached tables. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Reconciliations of projected non-GAAP measures included in the “Business Outlook” section of this press release are not included as they cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, we are unable to assess the probable significance of the unavailable information, which could have a material impact on our future GAAP financial results.

Alight Inc.

Consolidated Statements of Comprehensive Income (Loss)

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
(in millions, except per share amounts)	2021	2021	2020	2019
Revenue	$1,554	$1,361	$2,728	$2,552
Cost of services, exclusive of depreciation and amortization	1,001	888	1,829	1,619
Depreciation and amortization	21	38	65	50
Gross Profit	532	435	834	883

Operating Expenses
Selling, general and administrative	304	222	461	415
Depreciation and intangible amortization	163	111	226	203
Total operating expenses	467	333	687	618
Operating Income	65	102	147	265
Other Expense
Loss from change in fair value of financial instruments	65	—	—	—
Gain from change in fair value of tax receivable agreement	(37)	—	—	—
Interest expense	57	123	234	224
Other expense, net	3	9	7	3
Total other expense, net	88	132	241	227
(Loss) Income Before Income Tax Expense (Benefit)	(23)	(30)	(94)	38
Income tax expense (benefit)	25	(5)	9	16
Net (Loss) Income	(48)	(25)	(103)	22
Net loss attributable to noncontrolling interests	(13)	—	—	—
Net (Loss) Income Attributable to Alight, Inc.	$(35)	$(25)	$(103)	$22

Earnings Per Share
Basic net loss per share	$(0.08)
Diluted net loss per share	$(0.08)

Net (Loss) Income	$(48)	$(25)	$(103)	$22
Other comprehensive income (loss), net of tax:
Change in fair value of derivatives	9	23	(25)	(34)
Foreign currency translation adjustments	—	8	8	6
Total other comprehensive income (loss), net of tax:	9	31	(17)	(28)
Comprehensive (Loss) Income Before Non-controlling Interests	(39)	6	(120)	(6)
Comprehensive loss attributable to noncontrolling interests	(12)	—	—	—
Comprehensive (Loss) Income Attributable to Alight, Inc.	$(27)	$6	$(120)	$(6)

Alight Inc.

Consolidated Balance Sheets

	Successor	Predecessor
	December 31,	December 31,
(in millions)	2021	2020
Assets
Current Assets
Cash and cash equivalents	$372	$506
Receivables, net	515	532
Other current assets	302	163
Total Current Assets Before Fiduciary Assets	1,189	1,201
Fiduciary assets	1,280	1,030
Total Current Assets	2,469	2,231
Goodwill	3,638	2,245
Intangible assets, net	4,170	1,733
Fixed assets, net	236	334
Deferred tax assets, net	3	5
Other assets	472	408
Total Assets	$10,988	$6,956

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$406	$394
Current portion of long-term debt	38	37
Other current liabilities	401	324
Total Current Liabilities Before Fiduciary Liabilities	845	755
Fiduciary liabilities	1,280	1,030
Total Current Liabilities	2,125	1,785
Deferred tax liabilities	36	—
Long-term debt	2,830	4,041
Tax receivable agreement	581	—
Financial instruments	135	—
Other liabilities	353	447
Total Liabilities	$6,060	$6,273
Commitments and Contingencies
Stockholders' Equity
Class A Common Stock (Successor); $0.0001 par value, 1,000,000,000 shares authorized; 464,103,972 issued and outstanding as of December 31, 2021	$—	$—
Class B Common Stock (Successor); $0.0001 par value, 20,000,000 shares authorized; 9,980,906 issued and outstanding as of December 31, 2021	—	—
Class V Common Stock (Successor); $0.0001 par value, 175,000,000 shares authorized; 77,459,687 issued and outstanding as of December 31, 2021	—	—
Class Z Common Stock (Successor); $0.0001 par value, 12,900,000 shares authorized; 5,595,577 issued and outstanding as of December 31, 2021	—	—
Additional paid-in-capital	4,228	—
Retained deficit	(96)	(127)
Members' equity	—	852
Accumulated other comprehensive income (loss)	8	(42)
Total Alight, Inc. Equity	$4,140	$683
Noncontrolling Interest	788	—
Total Stockholders' Equity	$4,928	$683
Total Liabilities and Stockholders' Equity	$10,988	$6,956

Alight Inc.

Consolidated Statements of Cash Flows

	Successor	Predecessor
	Six Months Ended	Six Months Ended	Year Ended
	December 31,	June 30,	December 31,
(in millions)	2021	2021	2020	2019
Cash flows from operating activities
Net (loss) income	$(48)	$(25)	$(103)	$22
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation	31	49	91	68
Intangible amortization expense	153	100	200	185
Noncash lease expense	11	10	30	12
Financing fee and premium amortization	(2)	9	20	18
Share-based compensation expense	67	5	5	9
Loss from change in fair value of financial instruments	65	—	—	—
Gain from change in fair value of tax receivable agreement	(37)	—	—	—
Other	11	1	11	5
Change in assets and liabilities:
Receivables	(28)	51	133	(39)
Accounts payable and accrued liabilities	56	(45)	(11)	(61)
Other assets and liabilities	(222)	(97)	(143)	49
Cash provided by operating activities	$57	$58	$233	$268
Cash flows from investing activities
Acquisition of businesses, net of cash acquired	(1,793)	—	(52)	(527)
Capital expenditures	(59)	(55)	(90)	(77)
Cash used for investing activities	$(1,852)	$(55)	$(142)	$(604)
Cash flows from financing activities
Net increase (decrease) in fiduciary liabilities	266	(15)	263	87
Members' equity unit repurchase	—	(2)	(3)	(4)
Distributions of members' equity	(1)	—	(3)	(10)
Borrowings from banks	627	110	779	483
Financing fees	(8)	—	(23)	(5)
Repayments to banks	(120)	(124)	(495)	(120)
Principal payments on finance lease obligations	(14)	(17)	(24)	(13)
Settlements of interest rate swaps	(8)	(14)	(21)	4
Tax payment for shares/units withheld in lieu of taxes	(11)	(1)	—	(2)
Contingent consideration payments	(2)	(1)	—	—
FTAC share redemptions	(142)	—	—	—
Proceeds related to FTAC investors	1,813	—	—	—
Other financing activities	—	—	(10)	—
Cash provided by (used for) financing activities	$2,400	$(64)	$463	$420
Effect of exchange rate changes on cash, cash equivalents and restricted cash	11	—	(3)	1
Net increase (decrease) in cash, cash equivalents and restricted cash	616	(61)	551	85
Cash, cash equivalents and restricted cash at beginning of period	1,036	1,536	985	900
Cash, cash equivalents and restricted cash at end of period	$1,652	$1,475	$1,536	$985

Alight, Inc.

Reconciliation of Net Loss (Income) to Adjusted EBITDA

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Six Months Ended	Three Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,	December 31,
(in millions)	2021	2021	2021	2020	2020	2019
Net Income (Loss)	$72	$(48)	$(25)	$(18)	$(103)	$22
Interest expense	29	57	123	62	234	224
Income tax expense (benefit)	25	25	(5)	(3)	9	16
Depreciation	17	31	49	25	91	68
Intangible amortization	79	153	100	49	200	185
EBITDA	222	218	242	115	431	515
Share-based compensation	52	67	5	—	5	9
Transaction and integration expenses(1)	10	13	—	—	—	—
Non-recurring professional expenses(2)	2	19	18	—	—	14
Transformation initiatives(3)	—	—	—	(3)	8	22
Restructuring	2	5	9	20	77	14
(Gain) loss from change in fair value of financial instruments	(25)	65	—	—	—	—
Gain from change in fair value of tax receivable agreement	(64)	(37)	—	—	—	—
Other(4)	(9)	(7)	4	16	43	22
Adjusted EBITDA	$190	$343	$278	$148	$564	$596
Revenue	$864	$1,554	$1,361	$720	$2,728	$2,552
Adjusted EBITDA Margin(5)	22.0%	22.1%	20.4%	20.6%	20.7%	23.4%
(1)
Transaction and integration expenses relate to acquisitions in 2021.
(2)
Non-recurring professional expenses includes external advisor and legal costs related to the Company's Business Combination.
(3)
Transformation initiatives in fiscal years 2020 and 2019 includes expenses related to enhancing our data center for both periods, and severance expense for the first half of 2019.
(4)
Other primarily includes activity related to long-term incentives and expenses related to acquisitions in fiscal years 2020 and 2019.
(5)
Adjusted EBITDA Margin defined as Adjusted EBITDA as a percentage of revenue.

Reconciliation of Adjusted EBITDA less Capital Expenditures to Cash provided by Operating Activities

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Six Months Ended	Three Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,	December 31,
(in millions)	2021	2021	2021	2020	2020	2019
Cash provided by operating activities	$64	$57	$58	$102	$233	$268
Interest expense	29	57	123	62	234	224
Income tax expense (benefit)	25	25	(5)	(3)	9	16
Capital expenditures	(32)	(59)	(55)	(19)	(90)	(77)
Financing fee amortization and other non-cash items	(10)	(9)	(10)	(16)	(31)	(23)
Noncash lease expense	(5)	(11)	(10)	(13)	(30)	(12)
Transaction and integration expenses	10	13	—	—	—	—
Non-recurring professional expenses	2	19	18	—	—	14
Transformation initiatives	—	—	—	(3)	8	22
Restructuring	2	5	9	20	77	14
Other	(9)	(7)	4	17	43	22
Change in operating assets and liabilities	82	194	91	(18)	21	51
Adjusted EBITDA less Capital Expenditures (1)	$158	$284	$223	$129	$474	$519
(1)
Free cash flow is defined as Adjusted EBITDA less capital expenditures.

Alight, Inc.

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Diluted Earnings per Share

Successor
Six Months Ended
December 31,
(in millions, except per share data)	2021
Net Loss Attributable to Alight, Inc.	$(35)
Conversion of noncontrolling interest	(13)
Intangible amortization	153
Share-based compensation	67
Transaction and integration expenses	13
Non-recurring professional expenses	19
Restructuring	5
Loss from change in fair value of financial instruments	65
Gain from change in fair value of tax receivable agreement	(37)
Other	(7)
Tax effect of adjustments(1)	(62)
Adjusted Net Income	$168

Weighted average shares outstanding - basic and diluted	439,800,624
Basic and Diluted Net Loss Per Share	$(0.08)

Shares used in computing Adjusted Net income per share(2)	538,758,024
Adjusted Diluted Earnings Per Share	$0.31
(1)
Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income.
(2)
Includes non-vested time-based restricted units that were determined to be antidilutive for U.S. GAAP purposes, shares assuming full conversion of noncontrolling interests and impact of warrant exercises.

Alight, Inc.

Reconciliation of Segment Adjusted EBITDA to (Loss) Income Before Income Tax Expense (Benefit)

	Segment Profit (5)

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Six Months Ended	Three Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,	December 31,
(in millions)	2021	2021	2021	2020	2020	2019
Employer Solutions	$193	$344	$274	$144	$533	$554
Professional Services	(3)	1	7	8	31	7
Hosted Business	—	(2)	(3)	(4)	—	35
Total Adjusted EBITDA of all reportable segments	190	343	278	148	564	596
Share-based compensation	52	67	5	—	5	9
Transaction and integration expenses (1)	10	13	—	—	—	—
Non-recurring professional expenses(2)	2	19	18	—	—	14
Transformation initiatives(3)	—	—	—	(3)	8	22
Restructuring	2	5	9	20	77	14
Other(4)	(12)	(10)	(5)	8	36	19
Depreciation	17	31	49	25	91	68
Intangible amortization	79	153	100	49	200	185
Operating Income	40	65	102	49	147	265
(Gain) loss from change in fair value of financial instruments	(25)	65	—	—	—	—
Gain from change in fair value of tax receivable agreement	(64)	(37)	—	—	—	—
Interest expense	29	57	123	62	234	224
Other expense, net	3	3	9	8	7	3
Income (Loss) Before Income Tax Expense (Benefit)	$97	$(23)	$(30)	$(21)	$(94)	$38
(1)
Transaction and integration expenses relate to acquisitions in 2021.
(2)
Non-recurring professional expenses includes external advisor and legal costs related to the Company's Business Combination.
(3)
Transformation initiatives in fiscal years 2020 and 2019 includes expenses related to enhancing our data center for both periods, and severance expense for the first half of 2019.
(4)
Other primarily includes activity related to long-term incentives and expenses related to acquisitions in fiscal years 2020 and 2019.
(5)
Segment Profit is defined as Segment Adjusted EBITDA.

Alight, Inc.

Other Select Financial Data

	Successor		Predecessor
	Three Months Ended	Six Months Ended	Six Months Ended	Three Months Ended	Year Ended
	December 31,	December 31,	June 30,	December 31,	December 31,
($ in millions)	2021	2021	2021	2020	2020	2019
Segment Revenues
Employer Solutions:
Recurring revenue	$691	$1,213	$1,049	$535	$2,051	$1,834
Project revenue	69	134	107	75	237	250
Total Employer Solutions	760	1,347	1,156	610	2,288	2,084
Professional Services:
Recurring revenue	33	65	60	30	108	56
Project revenue	60	121	124	66	260	229
Total Professional Services	93	186	184	96	368	285
Hosted Business:
Recurring and total Hosted Business revenue	11	21	21	14	72	183
Total revenue	$864	$1,554	$1,361	$720	$2,728	$2,552

Segment Gross Profit
Employer Solutions	$274	$489	$392	$175	$725	$767
Professional Services	20	44	46	29	106	68
Hosted Business	-	(1)	(3)	(2)	3	48
Total gross profit	$294	$532	$435	$202	$834	$883

Segment Gross Margin
Employer Solutions	36.1%	36.3%	33.9%	28.7%	31.7%	36.8%
Professional Services	21.5%	23.7%	25.0%	30.2%	28.8%	23.9%
Hosted Business	0.0%	(4.8%)	(14.3%)	(14.3%)	4.2%	26.3%
Total gross margin	34.0%	34.2%	32.0%	28.1%	30.6%	34.6%

Segment Adjusted EBITDA
Employer Solutions	$193	$344	$274	$144	$533	$554
Professional Services	(3)	1	7	8	31	7
Hosted Business	-	(2)	(3)	(4)	-	35
Total adjusted EBITDA(1)	$190	$343	$278	$148	$564	$596

Segment Adjusted EBITDA Margin
Employer Solutions	25.4%	25.5%	23.7%	23.6%	23.3%	26.6%
Professional Services	(3.2%)	0.5%	3.8%	8.3%	8.4%	2.5%
Hosted Business	0.0%	(9.5%)	(14.3%)	(28.6%)	0.0%	19.1%
Total adjusted EBITDA margin	22.0%	22.1%	20.4%	20.6%	20.7%	23.4%

Total Company excluding Hosted Business
Revenue (4)	$853	$1,533	$1,340	$706	$2,656	$2,369
Gross profit	$294	$533	$438	$204	$831	$835
Gross margin	34.5%	34.8%	32.7%	28.9%	31.3%	35.3%
Adjusted EBITDA(1)	$190	$345	$281	$152	$564	$561
Adjusted EBITDA margin	22.3%	22.5%	21.0%	21.5%	21.2%	23.7%

Other Key Statistics
Recurring revenue	$735	$1,299	$1,130	$579	$2,231	$2,073
BPaaS revenue	$106	$203	$187	$93	$334	$158
BPaaS revenue as % of total revenue	12.3%	13.1%	13.7%	12.9%	12.2%	6.2%
BPaaS bookings(2)	$143	$322	$280	$62	$264	n/m
Free cash flow(3)	$158	$284	$223	$129	$474	$519
(1)
A table reconciling Adjusted EBITDA to the closest comparable GAAP measure appears above.
(2)
BPaaS bookings are reported on a total contract value ("TCV") basis.
(3)
Free cash flow is defined as Adjusted EBITDA less capital expenditures.
(4)
Total Company Revenue excluding Hosted Business is calculated by adding up Employer Solutions and Professional Services Segment Revenue shown above.